UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

MAINSOURCE FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana	35-1562245
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2105 N. State Road 3 Bypass, Greensburg, Indiana	47240
(Address of Principal Executive Offices)	(Zip Code)

MainSource Financial Group, Inc. 2015 Stock Incentive Plan

(Full title of the plan)

Archie M. Brown, Jr.

President and Chief Executive Officer

MainSource Financial Group, Inc.

2105 N. State Road 3 Bypass

Greensburg, Indiana  47240

(Name and address of agent for service)

(812) 663-6734

(Telephone number, including area code, of agent of service)

With a copy to:

Karen B. Woods, Esq.

Krieg DeVault LLP

One Indiana Square, Suite 2800

Indianapolis, Indiana 46204

(317) 636-4341

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act  (check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1) (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value	1,000,000 shares	$19.24	$19,240,000	$2,235.69

(1)         Pursuant to Section 416(a) under the Securities Act of 1933 (the “Securities Act”), the amount of Common Stock registered hereby shall be deemed to include any additional shares that may become issuable as a result of the adjustment and anti-dilution provisions of the MainSource Financial Group, Inc., 2015 Stock Incentive Plan (the “Plan”).

(2)         Represents the maximum number of shares of Common Stock issuable upon exercise of restricted stock, stock options, stock appreciation rights, performance share units and bonus stock awards (each is a “Stock Award” and collectively they are the “Stock Awards”).

(3)         Calculated pursuant to Rule 457(h) under the Securities Act based on the average high and low prices for the Registrant’s common stock reported on the NASDAQ Stock Market on May 4, 2015.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

Upon written or oral request, MainSource Financial Group, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement.  The documents are incorporated by reference in the Section 10(a) prospectus.  The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b).  Requests for the above-mentioned information should be directed to James M. Anderson, Chief Financial Officer of the Company, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by MainSource Financial Group, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement and made a part hereof:

(a)                                 the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014;

(b)                                 the Registrant’s current reports on Form 8-K filed on January 28, 2015, February 2, 2015, March 20, 2015, April 23, 2015, April 30, 2015 and May 5, 2015; and

(c)                                  the description of the Registrant’s common stock contained in our current report on Form 8-K filed May 19, 2005.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act) prior to the filing of a post-effective amendment which indicates that all shares of common stock offered pursuant to this Registration Statement have been sold or which deregisters all shares of common stock then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be made a part hereof from the date of the filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

MainSource Financial Group, Inc. (“MainSource”) is an Indiana corporation. MainSource’s officers and directors are and will be indemnified under Indiana law and the Restated Articles of Incorporation and Amended and Restated Bylaws of MainSource against certain liabilities. Chapter 37 of The Indiana Business Corporation Law (the “IBCL”) requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource’s Articles of Incorporation do not contain any provision limiting such indemnification.

The IBCL also permits a corporation to indemnify a director, officer, employee or agent who is made a party to a proceeding because the person was a director, officer, employee or agent of the corporation against liability incurred in the proceeding if (i) the individual’s conduct was in good faith and (ii) the individual reasonably believed (A) in the case of conduct in the individual’s official capacity with the corporation that the conduct was in the corporation’s best interests and (B) in all other cases that the individual’s conduct was at least not opposed to the corporation’s best interests and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual’s conduct was lawful or (B) had no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

MainSource’s Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource’s Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

MainSource’s Amended and Restated Bylaws contain indemnification provisions to substantially the same effect as in the Restated Articles of Incorporation.

MainSource has entered into Indemnification Agreements with its directors and executive officers pursuant to which MainSource is obligated to indemnify such directors and executive officers to the fullest extent permitted by law, to advance expenses incurred in defending indemnified claims and to cover each such director or executive officer with directors’ and officers’ liability insurance to the maximum extent of the coverage available for any of MainSource’s directors or officers. The agreements also require any legal action by or on behalf of MainSource or any affiliate of MainSource against such directors and executive officers or their spouses, heirs, executors or personal representatives to be brought within two years from the date of accrual of the cause of action, unless a shorter limitations period is provided by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are being filed as part of this Registration Statement:

Exhibit Number	Document

4.1

Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed December 13, 2013 with the Commission (Commission File No. 0-12422)).

4.2

Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 20, 2010 with the Commission (Commission File No. 0-12422)).

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney of Directors of MainSource Financial Group, Inc.

Item 9. Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

* * * * * * * * * * * *

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, State of Indiana, on May 5, 2015.

MAINSOURCE FINANCIAL GROUP, INC.
(Registrant)

By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President, Chief Executive Officer,
and a Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME AND SIGNATURE	TITLE	DATE

/s/ Archie M. Brown, Jr.*	Chairman of the Board of Directors, President	May 5, 2015
Archie M. Brown, Jr.	and Chief Executive Officer
(Principal Executive Officer)

/s/ James M. Anderson*	Senior Vice President and Chief Financial	May 5, 2015
James M. Anderson	Officer (Principal Financial Officer)

/s/ Patrick A. Weigel*	Vice President, Controller (Principal	May 5, 2015
Patrick A. Weigel	Accounting Officer)

/s/ Kathleen Bardwell*	Director	May 5, 2015
Kathleen Bardwell

/s/ William G. Barron*	Director	May 5, 2015
William G. Barron

/s/ Brian J. Crall*	Lead Director	May 5, 2015
Brian J. Crall

/s/ Thomas M. O’Brien*	Director	May 5, 2015
Thomas M. O’Brien

/s/ Lawrence R. Rueff*	Director	May 5, 2015
Lawrence R. Rueff

/s/ John G. Seale*	Director	May 5, 2015
John G. Seale

/s/ Charles J. Thayer*	Director	May 5, 2015
Charles J. Thayer

*            By Archie M. Brown, Jr., pursuant to authority granted by a power of attorney, a copy of which is filed herewith as Exhibit 24.1.

INDEX TO EXHIBITS

Number	Description

4.1

Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed December 13, 2013 with the Commission (Commission File No. 0-12422)).

4.2

Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 20, 2010 with the Commission (Commission File No. 0-12422)).

5.1	Opinion of Krieg DeVault LLP regarding the legality of the securities

23.1	Consent of Krieg DeVault LLP (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24.1	Power of Attorney of Directors of MainSource Financial Group, Inc.